Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

SOUTHERN STATES BANCSHARES, INC.

and

EAST ALABAMA FINANCIAL GROUP, INC.

dated as of

May 7, 2019

Article 5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF EAST ALABAMA	17
5.1 Organization	17
5.2 Capital Stock	17
5.3 Subsidiaries	18
5.4 Financial Statements; Taxes	18
5.5 Absence of Material Adverse Effect	19
5.6 Title and Related Matters	21
5.7 Commitments	21
5.8 Charter and Bylaws	22
5.9 Litigation	22
5.10 Material Contract Defaults	22
5.11 No Conflict with Other Instrument	22
5.12 Governmental Authorization	22
5.13 Absence of Regulatory Communications; Filings	22
5.14 Absence of Material Adverse Effect	23
5.15 Insurance	23
5.16 Benefit Plans	23
5.17 Buy-Sell Agreement	25
5.18 Brokers	25
5.19 Approval of Agreement	25
5.20 Disclosure	25
5.21 Proxy Statement	26
5.22 Loans; Adequacy of Allowance for Loan Losses	26
5.23 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act	26
5.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act	27
5.25 Environmental Matters	27
5.26 Collective Bargaining	28
5.27 Labor Disputes	28
5.28 Derivative Contracts	28
5.29 Intellectual Property	28
5.30 Technology Systems	29
5.31 Community Reinvestment Act Compliance	29
5.32 Transaction Costs	29
5.33 Termination Penalties	29
5.34 No Additional Representations	29
Article 6 ADDITIONAL COVENANTS	30
6.1 Additional Covenants of SSB	30
6.2 Additional Covenants of East Alabama	35
Article 7 MUTUAL COVENANTS AND AGREEMENTS	39
7.1 Best Efforts, Cooperation	39
7.2 Press Release	39
7.3 Mutual Disclosure	40
7.4 Access to Properties and Records	40
7.5 Notice of Adverse Changes	40
7.6 Confidentiality	40
Article 8 CONDITIONS TO OBLIGATIONS OF ALL PARTIES	41
8.1 Approval by Shareholders	41

8.2 Regulatory Authority Approval	41
8.3 Litigation	42
Article 9 CONDITIONS TO OBLIGATIONS OF EAST ALABAMA	42
9.1 Representations, Warranties and Covenants	42
9.2 Adverse Changes	42
9.3 Closing Certificate	42
9.4 Fairness Opinion	43
9.5 Other Matters	43
9.6 Material Events	44
9.7 No Superior Proposal	44
9.8 Support Agreements	44
Article 10 CONDITIONS TO OBLIGATIONS OF SSB	44
10.1 Representations, Warranties and Covenants	44
10.2 Adverse Changes	44
10.3 Closing Certificate	44
10.4 Other Matters	45
10.5 Dissenters	45
10.6 Material Events	45
10.7 Exemption from Registration	45
Article 11 TERMINATION OF REPRESENTATIONS AND WARRANTIES	45
Article 12 NOTICES	46
Article 13 AMENDMENT OR TERMINATION	47
13.1 Amendment	47
13.2 Termination	47
13.3 Damages	48
Article 14 DEFINITIONS	49
Article 15 MISCELLANEOUS	57
15.1 Expenses	57
15.2 Benefit and Assignment	58
15.3 Governing Law	58
15.4 Counterparts	58
15.5 Headings	58
15.6 Severability	58
15.7 Construction	58
15.8 Return of Information	58
15.9 Equitable Remedies	58
15.10 Attorneys’ Fees	59
15.11 No Waiver	59
15.12 Remedies Cumulative	59
15.13 Entire Contract	59

Exhibit A – Bank Merger Agreement
Exhibit B – Claims Letter
Exhibit C – Support Agreement – East Alabama
Exhibit D – Support Agreement – SSB

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 7th day of May, 2019, by and between SOUTHERN STATES BANCSHARES, INC., an Alabama corporation (“SSB”), and EAST ALABAMA FINANCIAL GROUP, INC., an Alabama corporation (“East Alabama”).

WITNESSETH

WHEREAS, SSB operates as a bank holding company for its wholly owned subsidiary, Southern States Bank, an Alabama banking corporation, with its principal office in Anniston, Alabama; and

WHEREAS, East Alabama operates as a bank holding company for its wholly owned subsidiary, Small Town Bank, an Alabama banking corporation, with its principal office in Wedowee, Alabama; and

WHEREAS, the board of directors of East Alabama has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), advisable and in the best interests of East Alabama and its shareholders, (ii) authorized and approved the execution, delivery and performance by East Alabama of this Agreement and the consummation of the transactions contemplated hereby, subject to the terms and conditions herein, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of East Alabama entitled to vote; and

WHEREAS, the board of directors of SSB has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of SSB and its shareholders, (ii) authorized and approved the execution, delivery and performance by SSB of this Agreement and the consummation of the transactions contemplated hereby, subject to the terms and conditions herein, (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of SSB entitled to vote; and (iv) approved the issuance of shares of SSB Common Stock in connection with the Merger;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1

NAME

1.1 Name. The name of the corporation resulting from the Merger shall be “Southern States Bancshares, Inc.”

ARTICLE 2

MERGER — TERMS AND CONDITIONS

2.1 Applicable Law. On the Effective Date, East Alabama shall be merged (the “Merger”) with and into SSB with SSB as the surviving corporation (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the time of Merger or thereafter).

2.2 Corporate Existence. On the Effective Date, the corporate existence of East Alabama shall, as provided in the ABCL, be merged into and continued in SSB, as provided in the ABCL, as the Resulting Corporation in the Merger. The Resulting Corporation shall then be deemed to be the same corporation as East Alabama and SSB. The offices and facilities of East Alabama and of SSB shall become the offices and facilities of the Resulting Corporation. All rights, privileges, powers, franchises and interests of East Alabama and SSB, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. All liabilities, obligations, and indebtedness of every kind and description of East Alabama and SSB, respectively, as of the Effective Date shall be transferred to and assumed by the Resulting Corporation by virtue of the Merger without any separate assignment, assumption, or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by East Alabama and SSB, respectively, immediately before the Effective Date.

2.3 Articles of Incorporation and Bylaws. On the Effective Date, following the Merger, the articles of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of SSB as they existed immediately before the Effective Date.

2.4 Resulting Corporation’s Board. The board of directors of the Resulting Corporation on the Effective Date shall consist of the board of directors of SSB plus the New SSB Directors as set forth in Section 6.1(f), and each such director shall hold office or continue to hold office until his respective successor is duly elected and qualified, or his earlier death, resignation or removal subject to Section 6.1(f).

2.5 Stockholder Approval. This Agreement shall be submitted to the shareholders of SSB and East Alabama at special meetings of shareholders (each the “Shareholders Meeting”) to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of East Alabama and SSB, as required by the ABCL, the Merger shall become effective as soon as practicable thereafter in the manner provided in Section 2.7 hereof.

2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of East Alabama as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Resulting Corporation are fully authorized in the name of East Alabama or SSB to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement.

2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date and time specified in the articles of merger to be filed with the Secretary of State of the State of Alabama (such time being herein called the “Effective Date”). Assuming all other conditions stated in this Agreement have been or will be satisfied (or waived) as of the Closing, the Closing shall take place at the offices of SSB, in Anniston, Alabama, at 5:00 p.m. as to the Merger on a date specified by SSB that shall be as soon as reasonably practicable, after the later to occur of the Shareholders Meetings or receipt of all required regulatory approvals under Section 8.2, and the expiration of any applicable waiting periods, or at such other place and time, and in such manner, that the Parties may mutually agree. A short form agreement setting forth the principal terms in summary of this Agreement will be used to file articles of merger.

2.8 Subsidiary Bank Merger. As soon as practicable after completion of the Merger, Small Town Bank will merge with and into Southern States Bank (herein referred to as the “Resulting Bank” whenever reference is made to it as of the time of the Merger or thereafter) substantially in accordance with the terms of the Bank Merger Agreement set forth as Exhibit A hereto (the “Subsidiary Bank Merger”). East Alabama will cooperate with SSB, including the call of any special meetings of the board of directors of Small Town Bank and the filing of any regulatory applications, in the execution and filing of appropriate documentation relating to such merger. The Bank Merger Agreement shall provide that the board of directors of the Resulting Bank shall consist of the members of Southern States Bank as of the effective date of the Subsidiary Bank Merger.

ARTICLE 3

CONVERSION OF ACQUIRED CORPORATION STOCK

3.1 Conversion of East Alabama Common Stock. On the Effective Date, by virtue of the Merger and without any action on the part of East Alabama or SSB, or any of their shareholders, each share of common stock of East Alabama (the “East Alabama Common Stock”) outstanding and held of record by East Alabama’s shareholders shall be converted by operation of law and without any action by any holder thereof into the right to receive cash or a combination of shares of SSB Common Stock and cash in the aggregate amount equal to $50,000,000 as specified below (the “Merger Consideration”) (subject to Section 3.4 and Section 3.6 hereof). SSB Common Stock is defined in Section 4.2(a) below and shall mean SSB’s voting common stock.

(a) Shares held by Eligible Shareholders. Specifically, the outstanding shares of East Alabama Common Stock held of record by a shareholder who (i) is either (A) an individual whose principal residence is in the State of Alabama or (B) a non-natural person which is considered a resident of the State of Alabama and (ii) has executed and delivered to SSB the certification of residence (each, an “Eligible Shareholder”), shall be converted into and exchanged for the right to receive, at the Eligible Shareholder’s election, either $96.15 per share, without interest thereon (the “Per Share Cash Consideration”) (subject to subsection (c) below) or a number of shares of SSB Common Stock (the “Exchange Shares”) equal to 4.2264 shares of SSB Common Stock per share of East Alabama Common Stock so exchanged. Any shareholder who has not provided sufficient proof of residence in Alabama shall receive cash as set forth in subsection (b) below. The Per Share Cash Consideration and Exchange Shares numbers are based upon the number of shares of East Alabama common stock set forth in Section 5.2.

(b) Shares Not Held by Eligible Shareholders. Each outstanding share of East Alabama Common Stock held of record by a shareholder who is not an Eligible Shareholder shall be converted solely into the right to receive the Per Share Cash Consideration.

(c) Limitation of Cash Election. The total amount of cash to be paid pursuant to subsections (a) and (b) above and pursuant to Section 3.6 shall not exceed in the aggregate more than 48% of the total Merger Consideration (the “Maximum Cash Consideration”). In the event the Eligible Shareholders’ elections to receive Per Share Cash Consideration causes the total cash to be paid to exceed the Maximum Cash Consideration, the Eligible Shareholders’ elections will be prorated to reduce the Per Share Cash Consideration and increase the number of Exchange Shares accordingly.

(d) Shares Held by East Alabama. Shares of East Alabama Common Stock held by East Alabama (other than as fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.2 Surrender of East Alabama Common Stock. On and after the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of East Alabama Common Stock shall be entitled, upon surrender to SSB of a letter of transmittal (which shall include such holder’s certification of residence) together with such holder’s certificate or certificates representing shares of East Alabama Common Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as SSB or its transfer agent may reasonably require and an indemnity agreement or surety bond if SSB or its transfer agent reasonably requires) to receive in exchange therefor a certificate or certificates representing the number of whole shares of SSB Common Stock and/or cash into and for which the shares of East Alabama Common Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of East Alabama Common Stock and which is to be converted into the Merger Consideration shall for all purposes evidence ownership of the SSB Common Stock and/or cash (or in the case of non-Alabama residents, cash only) into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such SSB Common Stock shall be made until the certificates previously representing shares of East Alabama Common Stock shall have been properly tendered.

3.3 Fractional Shares. No fractional shares of SSB Common Stock shall be issued, and each holder of shares of East Alabama Common Stock having a fractional interest arising upon the conversion of such shares into shares of SSB Common Stock shall, at the time of surrender of the certificates previously representing East Alabama Common Stock, be paid cash by SSB for such fractions at the rate of $22.75 per SSB share.

3.4 Adjustments. In the event that prior to the Effective Date SSB Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the SSB Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of SSB Common Stock into which the East Alabama Common Stock shall be converted.

3.5 SSB Common Stock. The shares of SSB Common Stock issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

3.6 Dissenting Rights. Any shareholder of East Alabama, or SSB, as applicable, who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the ABCL, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of the East Alabama Common Stock, or SSB Common Stock, as applicable, held by such shareholder. If after the Effective Date, a dissenting shareholder of East Alabama or SSB fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of East Alabama Common Stock, or SSB Common Stock, as applicable, SSB shall issue and deliver the Merger Consideration to which such holder of shares of East Alabama Common Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of East Alabama Common Stock held by him or her.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SSB

Except as disclosed and set forth in the disclosure letter delivered by SSB to East Alabama prior to the execution of this Agreement (the “SSB Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4, or to one or more of SSB’s covenants contained herein (provided that the mere inclusion of an item in the SSB Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect)), SSB represents, warrants and covenants to and with East Alabama as follows:

4.1 Organization.

(a) SSB is a corporation and Southern States Bank is an Alabama banking corporation, each duly organized, validly existing and in good standing under the Laws of the State of Alabama. Each of SSB and Southern States Bank has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

(b) SSB has no direct Subsidiaries other than Southern States Bank, and there are no Subsidiaries of Southern States Bank. SSB owns all of the issued and outstanding capital stock of Southern States Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of Southern States Bank have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 15,000,000 shares of common stock, par value $5.00 per share, authorized of Southern States Bank, 3,187,711 of which are issued and outstanding and wholly owned by SSB. Southern States Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

4.2 Capital Stock.

(a) Except as set forth in the SSB Disclosure Letter, the authorized capital stock of SSB consists of 15,000,000 shares of voting common Stock, $5.00 par value per share (the “SSB Common Stock”), of which as of March 31, 2019, 5,690,473 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights; 5,000,000 shares of nonvoting common stock $5.00 par value per share (the “SSB Nonvoting Common Stock”), of which as of March 31, 2019, 805,715 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights; 351,435 shares of SSB Common Stock subject to options, 25,745 shares of SSB Common Stock subject to restricted stock awards, which are included in outstanding and are voting, and 0 shares of SSB Common Stock subject to warrants. The shares of SSB Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable.

(b) The authorized capital stock of each Subsidiary of SSB is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by SSB.

4.3 Financial Statements; Taxes.

(a) SSB has delivered to East Alabama copies of the following financial statements of SSB:

(i) Consolidated balance sheets as of December 31, 2017, and December 31, 2018;

(ii) Consolidated statements of operations for each of the three years ended December 31, 2016, 2017 and 2018;

(iii) Consolidated statements of cash flows for each of the three years ended December 31, 2016, 2017 and 2018; and

(iv) Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2016, 2017 and 2018.

All such financial statements are in all material respects in accordance with the books and records of SSB and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of SSB and its Subsidiaries. Except as and to the extent reflected or reserved against it in such balance sheets (including the notes thereto), neither SSB nor Southern States Bank had, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders’ equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of SSB and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to any unaudited interim financial statements of SSB which may be presented to East Alabama, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure. All journal entries have been appropriately made in the books and records of SSB.

(b) All Tax returns required to be filed by or on behalf of SSB have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under Section 4.3(a)(i) are, to the Knowledge of SSB, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of SSB accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which SSB may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of SSB, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of SSB. SSB has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

(c) Each SSB Company has withheld from its employees (and timely paid to the appropriate government entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each SSB Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which SSB or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the articles of incorporation or bylaws of SSB or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

4.5 Absence of Material Adverse Effect. Since the date of the most recent balance sheet provided under Section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SSB.

4.6 Approval of Agreement. The board of directors of SSB has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by SSB of this Agreement. This Agreement constitutes the legal, valid and binding obligation of SSB, enforceable against it in accordance with its terms. Subject to the approval by the shareholders of SSB at the SSB Shareholders Meeting and to the matters referred to in Section 8.2, SSB has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. SSB has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

4.7 Subsidiaries. Each Subsidiary of SSB has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon SSB and its Subsidiaries considered as one enterprise; and Southern States Bank has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act.

4.8 Litigation. Except as disclosed in or reserved for in SSB’s financial statements, there is no Litigation (whether or not purportedly on behalf of SSB) pending or, to the Knowledge of SSB, threatened against or affecting any SSB Company (nor does SSB have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on SSB, and no SSB Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on SSB. To the Knowledge of SSB, each SSB Company has complied in all material respects with all material applicable Laws and regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on SSB.

4.9 Compliance. SSB and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of SSB, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

4.10 Proxy Statement. SSB shall provide information to be used by East Alabama in its Proxy Statement at the time of the East Alabama Shareholders Meeting. Such information provided by SSB will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the time of the SSB Shareholders Meeting, SSB’s Proxy Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from SSB’s Proxy Statement relating to descriptions of the business of SSB, its Assets, properties, operations, and capital stock or to information furnished in writing by SSB or its representatives expressly for inclusion in the Proxy Statement. For the avoidance of doubt, the representations and warranties in this section shall not apply to information furnished by East Alabama or its representatives for inclusion in its Proxy Statement.

4.11 SEC Filings. As of the date of this Agreement, SSB is not required to file periodic reports with the SEC.

4.12 Absence of Regulatory Communications; Filings. Neither SSB nor any of its Subsidiaries is subject to, or has received during the past twelve (12) months, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company. All reports, records, registrations, statements, notices and other documents or information required to be filed by SSB and Southern States Bank with any Agency have been duly and timely filed and, to the Knowledge of SSB, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

4.13 Loans; Adequacy of Allowance for Loan Losses.

(a) ALLL. All reserves for loan losses shown on the most recent financial statements furnished by SSB have been calculated in accordance with GAAP and prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Southern States Bank. SSB has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements.

(b) Validity. Each loan reflected as an Asset on the financial statements of SSB is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. SSB does not have in its portfolio any loan exceeding its legal lending limit, or any loan to any insider in violation of Regulation O and SSB has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans. Each outstanding loan (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Southern States Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. None of the agreements pursuant to which Southern States Bank has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.14 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act(a) . Southern States Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Southern States Bank has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Knowledge of SSB, there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

4.15 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act(a) . Southern States Bank is in material compliance with the Bank Secrecy Act (31 U.S.C. §§ 5311, et seq.), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Southern States Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Southern States Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Customs Reports required by any agency of the United States Treasury Department, including the IRS. Southern States Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

4.16 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to East Alabama by SSB, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

4.17 Community Reinvestment Act Compliance. Southern States Bank is an insured depository institution and has complied in all material respects with the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, and has a composite CRA rating of not less than “satisfactory.”

4.18 Title and Related Matters. SSB has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of

SSB, reflected in the most recent balance sheet referred to in Section 4.3(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of SSB, the material structures and equipment of each SSB Company comply in all material respects with the requirements of all applicable Laws. SSB is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed in the business of any SSB Company.

4.19 Material Contract Defaults. No SSB Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of SSB, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

4.20 Insurance. Each SSB Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of SSB reasonably believes to be adequate for the type of business conducted by such company. No SSB Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no SSB Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no SSB Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each SSB Company at all times from the date hereof to the Effective Date.

4.21 Environmental Matters. Except for events or actions that do not constitute a Material Adverse Effect, to the Knowledge of SSB:

(a) neither SSB’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws;

(b) there has been no release of any Hazardous Substance by SSB or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws;

(c) neither SSB nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any governmental entity or any other Person asserting that SSB or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property;

(d) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by SSB or any of its Subsidiaries or as a result of any operations or activities of SSB or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to SSB or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the Knowledge of SSB, Hazardous Substances are not otherwise present at or about any such properties or facilities in an amount or condition that has resulted in or would reasonably be expected to result in Liability to SSB or any of its Subsidiaries under any Environmental Law;

(e) neither SSB, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to SSB’s Knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and

(f) no property on which SSB or any of its Subsidiaries holds a Lien violates or violated any Environmental Law and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under any Environmental Law.

(g) As used in this Agreement, “Environmental Law” means any Law relating to:

(i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or

(ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act, regulations promulgated thereunder, and state counterparts to the foregoing.

(h) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

4.22 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any SSB and any union or labor organization covering any SSB’s employees and none of said employees are represented by any union or labor organization.

4.23 Labor Disputes. To the Knowledge of SSB, each SSB Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No SSB Company is or has been engaged in any unfair labor practice, and, to the Knowledge of SSB Company, no unfair labor practice complaint against any SSB Company is pending before the National Labor Relations Board. Relations between management of each SSB Company and the employees are amicable and there have not been, nor to the Knowledge of SSB, are there presently, any attempts to organize employees, nor to the Knowledge of SSB, are there plans for any such attempts.

4.24 Derivative Contracts. No SSB Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in SSB’s financial statements delivered under Section 4.3 hereof which is a financial derivative contract (including various combinations thereof).

4.25 Intellectual Property. Each SSB Company owns or has a valid license to use all of the Intellectual Property used by such SSB Company in the course of its business. Each SSB Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by each SSB Company in connection with the SSB Company’s business operations, and the SSB Company has the right to convey by sale or license any Intellectual Property so conveyed. No SSB Company has received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of a SSB Company with respect to Intellectual Property used, sold or licensed by the SSB Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of SSB, the conduct of each SSB Company’s business does not infringe any Intellectual Property of any other person. No SSB Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

4.26 No Additional Representations.

(a) Except for the representations and warranties made by SSB in this Article 4, neither SSB nor any other Person makes any express or implied representation or warranty with respect to SSB or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SSB hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, SSB acknowledges and agrees that none of East Alabama or any other Person has made or is making any representations or warranties relating to East Alabama whatsoever, express or implied, beyond those expressly given by East Alabama in Article 5 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding East Alabama furnished or made available to SSB or any of its representatives.

ARTICLE 5

REPRESENTATIONS, WARRANTIES

AND COVENANTS OF EAST ALABAMA

Except as disclosed and set forth in the disclosure letter delivered by East Alabama to SSB prior to the execution of this Agreement (the “East Alabama Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5, or to one or more of East Alabama’s covenants contained herein (provided that the mere inclusion of an item in the East Alabama Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect)), East Alabama represents, warrants and covenants to and with SSB, as follows:

5.1 Organization. East Alabama is an Alabama corporation, and Small Town Bank is an Alabama state banking corporation. Each East Alabama Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

5.2 Capital Stock.

(a) As of the date of this Agreement, the authorized capital stock of East Alabama consisted of 1,000,000 shares of common stock, $.01 par value per share, 520,038 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. East Alabama does not have any arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock

(b) As of the date of this Agreement, East Alabama estimates that there are approximately 32,000 shares of East Alabama common stock held by shareholders who are not residents of the State of Alabama under SEC Rule 147A based on the last known addresses provided by such shareholders. The East Alabama Disclosure Letter sets forth the list of shareholders of East Alabama showing the name, last known address and number of shares of East Alabama common stock held by each shareholder. East Alabama will cooperate with SSB to determine the identity and residence of the Eligible Shareholders.

5.3 Subsidiaries. East Alabama has no direct Subsidiaries other than Small Town Bank, and there are no Subsidiaries of Small Town Bank. East Alabama owns all of the issued and outstanding capital stock of Small Town Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of Small Town Bank have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 1,000,000 shares of common stock, par value $1.00 per share, authorized of Small Town Bank, 1,000 of which are issued and outstanding and wholly owned by East Alabama. Small Town Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

5.4 Financial Statements; Taxes. (a) East Alabama has delivered to SSB copies of the following financial statements of East Alabama:

(i) Consolidated balance sheets as of December 31, 2017 and 2018;

(ii) Consolidated Statements of income for each of the three years ended December 31, 2016, 2017 and 2018;

(iii) Consolidated Statements of shareholders’ equity for each of the three years ended December 31, 2016, 2017, and 2018; and

(iv) Consolidated Statements of cash flows for the three years ended December 31, 2016, 2017 and 2018.

All of the foregoing financial statements are in all material respects in accordance with the books and records of East Alabama and its Subsidiaries and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of East Alabama and its Subsidiaries and there are no assets or liabilities of East Alabama and its Subsidiaries that would cause any material change in such financial statements. Except as and to the extent reflected or reserved against it in such balance sheets (including the notes thereto), neither East Alabama nor its Subsidiaries had, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, shareholders’ equity and cash flows present fairly the results of operation, changes in shareholders’ equity and cash flows of East Alabama and its Subsidiaries for the periods indicated and there are no operations conducted by East Alabama and its Subsidiaries which would cause any material change to such statements. The foregoing representations, insofar as they relate to the unaudited interim financial statements of East Alabama and its Subsidiaries which may be presented to SSB, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure. All journal entries have been appropriately made in the books and records of East Alabama and its Subsidiaries.

(b) All Tax returns required to be filed by or on behalf of East Alabama have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under Section 5.4(a)(i) are, to the Knowledge of East Alabama, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of East Alabama accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which East Alabama may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of East Alabama, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of East Alabama. East Alabama has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) Each East Alabama Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each East Alabama Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

5.5 Absence of Material Adverse Effect. Since the date of the most recent balance sheet provided under Section 5.4(a)(i) above, no East Alabama Company has:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury, or adjusted, split, reclassified any shares of East Alabama Common Stock or any capital stock of any Subsidiary);

(b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in Section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders (except for inter-company dividends or distributions), or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities except for dividends and distributions paid in the ordinary course of business and consistent with past practice other than dividends paid in January 2019 as set forth on the East Alabama Disclosure Letter;

(e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g) suffered any Losses or waived any rights of value which in either event in the aggregate would have a Material Adverse Effect considering its business as a whole;

(h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole or made any, or agreed to make, any capital expenditures in amounts exceeding $25,000 individually or $150,000 as a whole;

(i) except in accordance with normal and usual practice and/or as may be set forth in the East Alabama Disclosure Letter, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or agreed to make any severance or termination pay to any present or former officer or employee;

(j) except in accordance with normal and usual practice and/or as may be set forth in the East Alabama Disclosure Letter, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

(l) failed to operate its business in the ordinary course so as to preserve its business substantially intact and to preserve in a material way the goodwill of its customers and others with whom it has business relations;

(m) entered into any other material transaction other than in the ordinary course of business; or

(n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above, excluding (k).

Between the date hereof and the Effective Date, no East Alabama Company, without the express written approval of SSB, will do any of the things listed in clauses (a) through (n) (excluding (k)) of this Section 5.5 except as permitted therein or as contemplated in this Agreement, and no East Alabama Company will enter into or amend any material Contract, other than loans or renewals thereof entered into in the ordinary course of business, without the express written consent of SSB.

5.6 Title and Related Matters.

(a) Title. East Alabama has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of East Alabama, reflected in the most recent balance sheet referred to in Section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of East Alabama, the material structures and equipment of each East Alabama Company comply in all material respects with the requirements of all applicable Laws.

(b) Leases. The East Alabama Disclosure Letter sets forth a list and description of all real and personal property owned or leased by any East Alabama Company, either as lessor or lessee.

(c) Personal Property. The East Alabama Disclosure Letter sets forth a depreciation schedule of each East Alabama Company’s fixed Assets as of December 31, 2018.

(d) Computer Hardware and Software. The East Alabama Disclosure Letter contains a description of all material agreements relating to data processing computer software and hardware now being used in the business operations of any East Alabama Company. East Alabama is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the material tasks and functions to be performed by them in the business of any East Alabama Company.

5.7 Commitments. No East Alabama Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by any East Alabama Company, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) collective bargaining agreement, or (vi) agreement with any present or former officer, director or principal shareholder of any East Alabama Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to SSB for inspection.

5.8 Charter and Bylaws. The East Alabama Disclosure Letter contains true and correct copies of the articles of incorporation and bylaws of each East Alabama Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of SSB.

5.9 Litigation. Except as disclosed in or reserved for in East Alabama’s financial statements, there is no Litigation (whether or not purportedly on behalf of East Alabama) pending or, to the Knowledge of East Alabama, threatened against or affecting any East Alabama Company (nor does East Alabama have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount, or which may have a Material Adverse Effect on East Alabama, and no East Alabama Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on East Alabama. To the Knowledge of East Alabama, each East Alabama Company has complied in all material respects with all material applicable Laws and regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on East Alabama.

5.10 Material Contract Defaults. No East Alabama Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of East Alabama, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any East Alabama Company is a party and will not conflict with any provision of the charter or bylaws of any East Alabama Company.

5.12 Governmental Authorization. Each East Alabama Company has all Permits that, to the Knowledge of East Alabama, are or will be legally required to enable any East Alabama Company to conduct its business in all material respects as now conducted by each East Alabama Company.

5.13 Absence of Regulatory Communications; Filings. No East Alabama Company is subject to, nor has any East Alabama Company received during the past twelve (12) months, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company. All reports, records, registrations, statements, notices and other documents or information required to be filed by East Alabama and Small Town Bank with any Agency have been duly and timely filed and, to the Knowledge of East Alabama, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

5.14 Absence of Material Adverse Effect. To the Knowledge of East Alabama, since the date of the most recent balance sheet provided under Section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any East Alabama Company.

5.15 Insurance.

Each East Alabama Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of East Alabama reasonably believes to be adequate for the type of business conducted by such company. No East Alabama Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no East Alabama Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no East Alabama Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each East Alabama Company at all times from the date hereof to the Effective Date. Small Town Bank has no bank owned life insurance.

5.16 Benefit Plans.

(a) All “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies or other arrangements, and whether or not subject to ERISA, under which any employee, former employee, director, officer, independent contractor or consultant of East Alabama or its Subsidiaries has any present or future right to benefits or under which East Alabama or its Subsidiaries has any present or future liability are referred to herein as the “East Alabama Plans.” Each material East Alabama Plan is identified in the East Alabama Disclosure Letter.

(b) With respect to each material East Alabama Plan, East Alabama has furnished or made available to SSB a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, (iv) any other written communication (or a description of any oral communication)

by East Alabama or its Subsidiaries to employees of East Alabama or its Subsidiaries, including concerning the extent of any post-retirement medical or life insurance benefits provided under an East Alabama Plan, and (v) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) With respect to each East Alabama Plan, except to the extent that the inaccuracy of any of the representations set forth in this Section, individually or in the aggregate, have not had a Material Adverse Effect:

(i) each East Alabama Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and other applicable Law, and all contributions required to be made under the terms of any East Alabama Plan have been timely made;

(ii) each East Alabama Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of East Alabama, nothing has occurred, whether by action or failure to act, since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such East Alabama Plan;

(iii) there is no Litigation (including any investigation, audit or other administrative proceeding) by the United States Department of Labor, the PBGC, the IRS or any other Agency or by any plan participant or beneficiary pending or threatened relating to East Alabama Plans, any fiduciaries thereof with respect to their duties to East Alabama Plans or the assets of any of the trusts under any East Alabama Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Litigation. No written or oral communication has been received from the PBGC in respect of any East Alabama Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and

(iv) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability; no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code); and no “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code) or failure to timely satisfy any “minimum funding standard” (within the meaning of Section 302 of ERISA or Sections 412 or 430 of the Code), in each case whether or not waived, has occurred with respect to any East Alabama Plan.

(d) (i) Each East Alabama Plan pursuant to which East Alabama or any of its Subsidiaries could incur any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of East Alabama or any of its Subsidiaries (except as required to avoid an excise Tax under Section 4980B of the Code or otherwise except as may be required by applicable Law) (“retiree medical benefits”), and (ii) the provisions of each East Alabama Plan which provide retiree medical benefits may be terminated at any time by East Alabama or its Subsidiaries without liability to East Alabama or its Subsidiaries.

(e) Neither East Alabama nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, East Alabama shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the East Alabama Plans, (C) limit or restrict the right of East Alabama to merge, amend, or terminate any of the East Alabama Plans, (D) cause East Alabama to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in the payment of payments which would not be deductible under Section 280G of the Code.

5.17 Buy-Sell Agreement. To the Knowledge of East Alabama, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of East Alabama, any similar agreement or any voting agreement or voting trust in respect of any such shares.

5.18 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by East Alabama directly with SSB and without the intervention of any other person, either as a result of any act of East Alabama, or otherwise, in such manner as to give rise to any valid claim against East Alabama for a finder’s fee, brokerage commission or other like payment except for any such arrangement between East Alabama and FIG Partners, LLC.

5.19 Approval of Agreement. The board of directors of East Alabama has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by East Alabama of this Agreement. This Agreement constitutes the legal, valid and binding obligation of East Alabama, enforceable against it in accordance with its terms. Subject to the approval by the shareholders of East Alabama at the East Alabama Shareholders Meeting and to the matters referred to in Section 8.2, East Alabama has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of East Alabama in accordance with this Agreement, East Alabama shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement. East Alabama has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to SSB by East Alabama, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

5.21 Proxy Statement. At the time of the East Alabama Shareholders Meeting, the Proxy Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of East Alabama, its Assets, properties, operations, and capital stock or to information furnished in writing by East Alabama or its representatives expressly for inclusion in the Proxy Statement. For the avoidance of doubt, the representations and warranties in this section shall not apply to information furnished by SSB or its representatives for inclusion in the Proxy Statement. East Alabama shall provide information to be used by SSB in its Proxy Statement at the time of its Shareholders’ Meeting. Such information will not contain an untrue statement of a material fact or omit material facts necessary to make statements made not misleading.

5.22 Loans; Adequacy of Allowance for Loan Losses.

(a) ALLL. All reserves for loan losses shown on the most recent financial statements furnished by East Alabama have been calculated in accordance with GAAP and prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of East Alabama. East Alabama has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements.

(b) Validity. Each loan reflected as an Asset on the financial statements of East Alabama is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. East Alabama does not have in its portfolio any loan exceeding its legal lending limit, or any loan to any insider in violation of Regulation O, and East Alabama has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans. Each outstanding loan (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Small Town Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. None of the agreements pursuant to which Small Town Bank has sold loans or pools of loans or participations in loans or pools of loans, to its Knowledge, contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

5.23 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Small Town Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Small Town Bank has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Knowledge of Small Town Bank, there is no threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

5.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Small Town Bank is in material compliance with the Bank Secrecy Act (31 U.S.C. §§ 5311, et seq.), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Small Town Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Small Town Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Customs Reports required by any agency of the United States Treasury Department, including the IRS. Small Town Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

5.25 Environmental Matters. Except for events or actions that do not constitute a Material Adverse Effect, to the Knowledge of East Alabama:

(a) neither East Alabama’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws;

(b) there has been no release of any Hazardous Substance by East Alabama or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws;

(c) neither East Alabama nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any governmental entity or any other Person asserting that East Alabama or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property;

(d) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by East Alabama or any of its Subsidiaries or as a result of any operations or activities of East Alabama or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to East Alabama or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the Knowledge of East Alabama, Hazardous Substances are not otherwise present at or about any such properties or facilities in an amount or condition that has resulted in or would reasonably be expected to result in Liability to East Alabama or any of its Subsidiaries under any Environmental Law;

(e) neither East Alabama, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to East Alabama’s Knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and

(f) no property on which East Alabama or any of its Subsidiaries holds a Lien to the Knowledge of East Alabama violates or violated any Environmental Law and no condition has existed or event has occurred to the Knowledge of East Alabama with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under any Environmental Law.

5.26 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any East Alabama Company and any union or labor organization covering any East Alabama Company’s employees and none of said employees are represented by any union or labor organization.

5.27 Labor Disputes. To the Knowledge of East Alabama, each East Alabama Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No East Alabama Company is or has been engaged in any unfair labor practice, and, to the Knowledge of East Alabama, no unfair labor practice complaint against any East Alabama Company is pending before the National Labor Relations Board. Relations between management of each East Alabama Company and the employees are amicable and there have not been, nor to the Knowledge of East Alabama, are there presently, any attempts to organize employees, nor to the Knowledge of East Alabama, are there plans for any such attempts.

5.28 Derivative Contracts. No East Alabama Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in East Alabama’s financial statements delivered under Section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

5.29 Intellectual Property. Each East Alabama Company owns or has a valid license to use all of the Intellectual Property used by such East Alabama Company in the course of its business. Each East Alabama Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by each East Alabama Company in connection with the East Alabama Company’s business operations, and the East Alabama Company has the right to convey by sale or license any Intellectual Property so conveyed. No East Alabama Company has received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of East Alabama with respect to Intellectual Property used, sold or licensed by the East Alabama Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of East Alabama, the conduct of each East Alabama Company’s business does not infringe any Intellectual Property of any other person. No East Alabama Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

5.30 Technology Systems.

(a) No action will be necessary as a result of the transactions contemplated by this Agreement to enable the Technology Systems and computer systems that are used by any East Alabama Company to be continued by SSB to the same extent and in the same manner that it has been used by any East Alabama Company except as provided in the applicable contracts.

(b) The Technology Systems (for a period of 24 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect. Except for ongoing payments due under relevant third party agreements and rights contained in applicable contracts, the Technology Systems are free from any Liens.

(c) No East Alabama Company has received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of such East Alabama Company’s agreements or arrangements relating to the Technology Systems (including maintenance and support) other than rights contained in applicable contracts.

5.31 Community Reinvestment Act Compliance. Small Town Bank is an insured depository institution and has complied in all material respects with the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, and has a composite CRA rating of not less than “satisfactory.”

5.32 Transaction Costs. The East Alabama Disclosure Letter sets forth an estimate of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of East Alabama and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Date in connection with the Merger and the other transactions contemplated by this Agreement.

5.33 Termination Penalties. The East Alabama Disclosure Letter sets forth a list of each Contract to which any East Alabama Company is a party, including service contract and core processor fees, showing, to the Knowledge of East Alabama, any fee or penalty for early termination or deconversion in excess of $50,000.

5.34 No Additional Representations.

(a) Except for the representations and warranties made by East Alabama in this Article 5, neither East Alabama nor any other Person makes any express or implied representation or warranty with respect to East Alabama or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and East Alabama hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, East Alabama acknowledges and agrees that none of SSB or any other Person has made or is making any representations or warranties relating to SSB whatsoever, express or implied, beyond those expressly given by SSB in Article 4 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding SSB furnished or made available to East Alabama or any of its representatives.

ARTICLE 6

ADDITIONAL COVENANTS

6.1 Additional Covenants of SSB. SSB covenants to and with East Alabama as follows:

(a) Operations. SSB will conduct its business and the business of each SSB Company in a manner consistent with its historic practice and will use its reasonable best efforts to maintain its relationships with its depositors, customers and employees. No SSB Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will SSB permit the occurrence of any change or event which would render any of the representations and warranties in Article 4 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.

(b) Securities Exemptions. The shares of SSB Common Stock to be issued pursuant to the Merger shall be issued pursuant to exemption from registration under the Securities Act of 1933, SEC Rule 147A, and applicable state Law and shall be subject to certain restrictions on transfer. East Alabama shall cooperate with SSB to utilize such exemption.

(c) Financial Statements. Prior to the Effective Date, SSB shall furnish to East Alabama:

(i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of SSB for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of SSB as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) Promptly upon receipt thereof, copies of all audit reports submitted to SSB by independent auditors in connection with each annual, interim or special audit of the books of SSB made by such auditors;

(iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its shareholders;

(d) Employee Benefit Matters.

(i) Southern States Bank shall retain all employees of Small Town Bank at an amount no less than their current compensation rates and benefits for a period of approximately two weeks following conversion and integration of SSB and East Alabama (the “Integration Period”) which is projected to occur in September 2019 or as soon as practicable after the Effective Date. Any employee who voluntarily terminates before that time will receive one month’s salary. Small Town Bank employees will have the opportunity to interview for any open or newly created positions at all Southern States Bank locations. Any employee of Small Town Bank not retained after the Integration Period will receive his or her current salary for a period of four months following termination. Additionally, SSB will pay for four months of COBRA benefits. Notwithstanding any of the foregoing, any Small Town Bank employee may be terminated at any time for cause under Southern States Bank policies and procedures without any compensation or severance benefits except for that which is provided under Southern States Bank policies or by contract.

(ii) All employees of any East Alabama Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all employee benefit plans, policies, programs, and arrangements of Resulting Corporation and its Subsidiaries to the same extent as employees of SSB and its Subsidiaries, except as stated otherwise in this section, and, if permitted, shall be given credit under each such employee benefit plan, policy, program and arrangement after the Effective Date for their service with East Alabama or its Subsidiaries (or any predecessor thereto) prior to the Effective Date for all purposes. Employees of any East Alabama Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of the Resulting Corporation and its Subsidiaries as new employees, and the time of employment of such employees who are employed at least 30 hours per week with any East Alabama Company as of the Effective Date shall be counted as employment under such dental and medical plans of the Resulting Corporation and its subsidiaries for purposes of calculating any 30 day waiting period and pre-existing condition limitations. Without limiting the generality of the foregoing, to the extent permitted by applicable Law and not prohibited by the benefit plans of the Resulting Corporation and its subsidiaries, the period of service with the appropriate East Alabama Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized for vesting and eligibility purposes. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such East Alabama Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the East Alabama Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries. For clarity, it is the intent of the Parties that each East Alabama employee shall receive credit for his or her term of service at any East Alabama Company under each of the employee benefit plans, policies, programs, and arrangements of Resulting Corporation and its Subsidiaries provided, credit is permitted by such plans, policies, programs or arrangements.

(iii) In the event of any termination of any East Alabama Company or its Subsidiary health plan (a “East Alabama health plan”), SSB and Southern States Bank shall make available to the continuing employees of any East Alabama Company and their dependents, employer-provided health care coverage under health plans provided by SSB and Southern States Bank. Unless such continuing employee affirmatively terminates coverage under an East Alabama Company health plan prior to the time that the continuing employee becomes eligible to participate in the Southern States Bank health plan, no coverage of any continuing employees or their dependents shall terminate under any of the East Alabama health plans prior to the time such continuing employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees and their dependents of SSB and Southern States Bank. In the event Southern States Bank terminates any East Alabama health plan or consolidates any East Alabama health plan with any Southern States Bank health plan, individuals covered by the East Alabama health plan shall be entitled to immediate coverage under a health plan in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights.

(iv) Consistent with subparagraph (i) above, SSB, Southern States Bank and East Alabama shall cooperate to develop, implement and communicate to key employees of East Alabama retention arrangements designed to retain the services of such key employees, as appropriate, through the Effective Date and thereafter until the date of East Alabama’s operating systems and branch conversions, as determined by SSB; provided, however, that East Alabama shall not be required to incur any costs prior to the Effective Date in connection with any retention arrangements.

(v) Prior to the Effective Date, East Alabama, and following the Effective Date, the Resulting Corporation, shall use commercially reasonable efforts in good faith to obtain a favorable determination letter from the IRS with respect to the East Alabama 401(k) Plan (the “East Alabama qualified plan”). Prior to the Effective Date, East Alabama, and following the Effective Date, the Resulting Corporation, will adopt such amendments to the East Alabama qualified plan as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Following the effective termination date of the East Alabama qualified plan, neither East Alabama, prior to the Effective Date, nor the Resulting Corporation, following the Effective Date, shall make any distribution from the East Alabama qualified plan except (i) as may be required by applicable law, or (ii) in accordance with East Alabama qualified plan’s terms regarding distributable events in the ordinary course other than due to the termination of such plan (e.g., due to retirements or terminations of employees), until receipt of such favorable determination letter. Any distributions may, at the recipient’s option, be rolled into a defined contribution plan of SSB, subject to SSB’s discretion: (i) to reject any such rollover if it may reasonably jeopardize the qualified status of SSB’s qualified plan; and (ii) to reject non-cash rollovers or rollovers of plan loans. In the case of a conflict between the terms of this Section and the terms of the East Alabama qualified plan, the terms of the such plan shall control; provided, however, in the event of any such conflict, East Alabama, before the Effective Date, and the Resulting Corporation, after the Effective Date, shall use their reasonable best efforts to cause such plan to be amended to conform to the requirements of this Section.

(e) Indemnification, Exculpation and Insurance.

(i) For a period of six (6) years from and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of East Alabama or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (A) the fact that he or she is or was a director, officer, or employee of East Alabama, any of its Subsidiaries, or any of its predecessors, or (B) this Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, SSB shall indemnify and hold harmless, to the fullest extent permitted by applicable law each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.

(ii) SSB agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of East Alabama and its Subsidiaries (the “Covered Parties”) as provided in their respective organizational documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with East Alabama or its Subsidiaries with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section shall be deemed to preclude any liquidation, consolidation, or merger after the Effective Date of any East Alabama Subsidiaries, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by SSB is required to effectuate any indemnification, SSB shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between SSB and the Indemnified Party.

(iii) For a period of six (6) years after the Effective Date, SSB will directly or indirectly cause the Persons who served as directors or officers of East Alabama or its Subsidiaries immediately prior to the Effective Date to be covered by East Alabama’s existing directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Date which were committed by such officers and directors in their capacity as such; provided, however, that (A) SSB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy, (B) in no event shall SSB be required to expend more than 250% per year of coverage of the amount currently expended by East Alabama per year of coverage as of the date of this Agreement (the “maximum amount”) to maintain or procure insurance coverage pursuant hereto, and (C) if notwithstanding the use of reasonable best efforts to do so, SSB is unable to maintain or obtain the insurance called for by this Section, SSB shall obtain as much comparable insurance as available for the maximum amount. Such insurance coverage shall commence at the Effective Date and will be provided and prepaid for a period of no less than six years after the Effective Date.

(iv) Any Indemnified Party wishing to claim indemnification under this Section 6.1(e) shall promptly notify SSB upon learning of any claim, provided that, failure to so notify shall not affect the obligation of SSB under this Section 6.1(e), unless, and only to the extent that, SSB is materially prejudiced in the defense of such claim as a consequence. In the event of any such claim (whether asserted or claimed prior to, at or after the Effective Date), (i) SSB shall have the right to assume the defense thereof and SSB shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if SSB elects not to assume such defense or counsel for an Indemnified Party or advises that there are substantive issues which raise conflicts of interest between SSB and the Indemnified Party under attorney rules of professional responsibility, the Indemnified Party may retain counsel satisfactory to him or her, and SSB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) SSB shall not be liable for any settlement effected without its prior written consent, not to be unreasonably withheld, and (iv) SSB shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(f) Corporate Governance. Prior to the Effective Date, the SSB board of directors shall take all actions necessary to appoint (effective as of the Effective Date) two (2) then-current members of the East Alabama board of directors identified by East Alabama in Schedule 6.1(f) (or another individual mutually agreeable to the parties) to serve on the board of directors of the Resulting Corporation and the Resulting Bank (collectively, the “New SSB Directors”) in different classes of the board of directors until such time as each of their successors is duly elected and qualified. The nominating committee of the board of directors of the Resulting Corporation shall cause the New SSB Directors that have been appointed and are serving on the board of directors of the Resulting Corporation to be included as nominees for election as a director at the first election of the class, to which such director has been appointed, at the annual meeting of shareholders of the Resulting Corporation. The Resulting Corporation and the Resulting Bank shall cause the New SSB Directors that have been appointed to and are serving on the board of directors of the Resulting Bank to be reelected at the next annual meeting of the Resulting Bank to a full three year term. Nothing in this Section shall require the Resulting Corporation or the Resulting Bank to elect, appoint, nominate or recommend a New SSB Director for election to the board of directors of the Resulting Corporation or the Resulting Bank if he or she shall become the subject of a Disqualification.

(g) SSB Shareholders Meeting; Best Efforts. SSB will cooperate with East Alabama in the preparation of any regulatory filings and will cause the SSB Shareholders Meeting to be held for the purpose of approving the Merger as soon as practicable, and will use its best efforts to bring about the transactions contemplated by this Agreement, including shareholder approval of this Agreement (to the extent required by applicable Law and the SSB articles of incorporation and bylaws), as soon as practicable unless this Agreement is terminated as provided herein. The board of directors of SSB shall recommend adoption of this Agreement by the shareholders of SSB (to the extent required by applicable Law and the SSB articles of incorporation and bylaws) (the “SSB Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to East Alabama such recommendation or take any action or make any statement in connection with the SSB Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in the SSB Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the SSB Recommendation) of factual information regarding the business, financial condition or results of operations of SSB or East Alabama in the Proxy Statement or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the board of directors of SSB may make a Change in the SSB Recommendation prior to the SSB Shareholders Meeting if the board of directors of SSB determines in good faith that a Material Adverse Effect has occurred with respect to East Alabama. Notwithstanding any Change in the SSB Recommendation, this Agreement shall be submitted to the shareholders of SSB at the SSB Shareholders Meeting (to the extent required by applicable Law and the SSB articles of incorporation and bylaws) for the purpose of adopting the Agreement and approving the Merger, provided that this Agreement shall not be required to be submitted to the shareholders of SSB at the SSB Shareholders Meeting if this Agreement has been terminated pursuant to Section 13.2 hereof.

(h) Director Support. All directors of SSB shall agree to vote the shares of SSB common stock beneficially owned by such director in favor of the transactions contemplated by the Merger at the SSB Shareholders Meeting as set forth in Exhibit D hereto.

6.2 Additional Covenants of East Alabama. East Alabama covenants to and with SSB as follows:

(a) Operations. East Alabama will conduct its business and the business of each East Alabama Company in a manner consistent with its historic practice and will use its reasonable best efforts to maintain its relationships with its depositors, customers and employees. No East Alabama Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will any East Alabama Company permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.

(b) East Alabama Shareholders Meeting; Best Efforts. East Alabama will cooperate with SSB in the preparation of any regulatory filings and will cause the East Alabama Shareholders Meeting to be held for the purpose of approving the Merger as soon as practicable, and will use its best efforts to bring about the transactions contemplated by this Agreement, including shareholder approval of this Agreement (to the extent required by applicable Law and the East Alabama articles of incorporation and bylaws), as soon as practicable unless this Agreement is terminated as provided herein. The board of directors of East Alabama shall recommend adoption of this Agreement by the shareholders of East Alabama (to the extent required by applicable Law and the East Alabama articles of incorporation and bylaws) (the “East Alabama Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SSB such recommendation or take any action or make any statement in connection with the East Alabama Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in the East Alabama Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the East Alabama Recommendation) of factual information regarding the business, financial condition or results of operations of SSB or East Alabama or the fact that an Acquisition Proposal has been made to East Alabama, the identity of the party making such proposal or the material terms of such proposal (provided, that the board of directors of East Alabama does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SSB its recommendation) in the Proxy Statement or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the board of directors of East Alabama may make a Change in the East Alabama Recommendation (x) pursuant to Section 6.2(c) hereof or (y) prior to the East Alabama Shareholders Meeting if the board of directors of East Alabama determines in good faith that a Material Adverse Effect has occurred with respect to SSB. Notwithstanding any Change in the East Alabama Recommendation, this Agreement shall be submitted to the shareholders of East Alabama at the East Alabama Shareholders Meeting (to the extent required by applicable Law and the East Alabama articles of incorporation and bylaws) for the purpose of adopting the Agreement and approving the Merger, provided that this Agreement shall not be required to be submitted to the shareholders of East Alabama at the East Alabama Shareholders Meeting if this Agreement has been terminated pursuant to Section 13.2 hereof.

(c) No Solicitation by East Alabama.

(i) East Alabama shall not and shall cause its directors, officers and employees not to, and shall use and cause its Subsidiaries to use commercially reasonable efforts to cause their respective officers, directors, agents, counsel and financial advisers (collectively for purposes of this Section, “Representatives”) not to, directly or indirectly, (A) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer (whether firm or hypothetical) that is reasonably likely to lead to any Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any Acquisition Proposal, (C) approve or recommend any Acquisition Proposal, or (D) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement which directly or indirectly contains an Acquisition Proposal. East Alabama shall, and shall cause each of its Subsidiaries and the Representatives of East Alabama and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) except for any confidential informational memorandum provided prior to the date hereof, request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its affiliates or Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the East Alabama shareholder approval, (1) East Alabama receives an unsolicited written Acquisition Proposal that the East Alabama board of directors believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a violation of this Section, (3) the East Alabama board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (4) the East Alabama board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to below in clause (x) or (y) of this Section would violate its fiduciary duties under applicable Law, then East Alabama may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to East Alabama and its Subsidiaries to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to East Alabama than, those set forth in the confidentiality provisions of the Confidentiality Agreement entered into between East Alabama and SSB dated January 14, 2019; provided, that any non-public information provided to any Person given such access shall have previously been provided to SSB or shall be provided to SSB prior to or concurrently with the time it is provided to such Person, (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s representatives) regarding such Acquisition Proposal, and (z) terminate this Agreement pursuant to Section 13.2(e) to enter into a binding agreement with respect to such Acquisition Proposal that constitutes a Superior Proposal.

(ii) Prior to taking any action under Section 6.2(c)(i)(z), East Alabama shall comply with the following obligations:

(A) within five (5) Business Days after notice to SSB of receipt of an Acquisition Proposal pursuant to Section 6.2(c)(iii) of this Agreement, the East Alabama board of directors shall determine in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SSB pursuant to this Section;

(B) within five (5) Business Days after notice to SSB of receipt of an Acquisition Proposal pursuant to Section 6.2(c)(iii) of this Agreement, East Alabama shall give SSB at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the party making such Superior Proposal), and shall contemporaneously provide an unredacted copy of the relevant proposed transaction agreements with the party making such Superior Proposal to SSB; and

(C) East Alabama shall negotiate, and shall cause its Representatives to negotiate, in good faith with SSB during such notice period to the extent SSB wishes to negotiate, to enable SSB to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, East Alabama shall, in each case, be required to deliver to SSB a new written notice, the notice period shall have recommenced and East Alabama shall be required to comply with its obligations under this Section with respect to such new written notice, except that the deadline for such new written notice shall be reduced to three (3) Business Days (rather than five (5) Business Days referenced in clause (B) above).

(iii) In addition to the obligations of East Alabama set forth in Sections 6.2(c)(i) and (ii), East Alabama promptly (and in any event within 48 hours of receipt) shall advise SSB in writing in the event East Alabama or any of its Subsidiaries or Representatives receives (A) any Acquisition Proposal or (B) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal) or to engage in any negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, in each case together with the material terms and conditions of such Acquisition Proposal or request the identity of the Person making any such Acquisition Proposal or request. East Alabama shall keep SSB informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request and shall provide SSB with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, East Alabama shall promptly (and in any event within 48 hours) notify SSB orally and in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Director Recommendation. Subject to Section 6.2(c) above, and to their fiduciary duties as directors, the members of the board of directors of East Alabama agree to support publicly the Merger.

(e) Financial Statements and Monthly Status Reports. Until the Effective Date, East Alabama shall furnish to SSB:

(i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, statements of operations of East Alabama for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a statement of financial condition of East Alabama as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) Promptly upon receipt thereof, copies of all audit reports submitted to East Alabama by independent auditors in connection with each annual, interim or special audit of the books of East Alabama made by such accountants;

(iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its shareholders and of such regular and periodic reports as East Alabama or Small Town Bank may file with any Agency; and

(iv) With reasonable promptness, such additional financial data, including copies of all journal entries, as SSB may reasonably request.

(f) No Control of East Alabama by SSB. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of East Alabama shall continue to reside solely in East Alabama’s officers and board of directors.

(g) Confidential Supervisory Information. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require either Party to provide information on such Party to the other Party that would constitute “confidential supervisory information” or otherwise violate the provisions of 12 C.F.R. Part 309.

(h) Director Support. All directors of East Alabama shall agree to vote the shares of common stock beneficially owned by such directors in favor of the transactions contemplated by the Merger at the East Alabama Shareholders Meeting as set forth in Exhibit C hereto.

(i) Claims Letter. Each director of East Alabama and Small Town Bank will execute the claims letter as set forth in Exhibit B.

ARTICLE 7

MUTUAL COVENANTS AND AGREEMENTS

7.1 Best Efforts, Cooperation. Subject to the terms and conditions herein provided, SSB and East Alabama each agrees to use its reasonable best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

7.2 Press Release. Each Party hereto agrees that, unless approved by the other Party in advance in writing, neither such Party nor its advisors, including but not limited to, its investment banking advisors, will make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, SEC registration statements and filings, and similar documents.

7.4 Access to Properties and Records. Subject to any regulatory prohibition and applicable Law, each Party hereto shall afford the officers and authorized representatives of the other Party reasonable access to the Assets, books and records of such Party in order that such other Party may have full opportunity to make such investigation as it shall desire of the affairs of such Party and shall furnish to such Party such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested, provided that any such access or investigation by a Party shall not interfere unnecessarily with normal operations of the other Party and provided further that no environmental testing or investigation shall be performed after the date of this Agreement. All such information that may be obtained by any such Party will be held in confidence by such Party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Party to provide information on such Party that would constitute “confidential supervisory information” or otherwise violate the provisions of 12 C.F.R. Part 309.

7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.6 Confidentiality.

(a) Prior to the Closing, each Party will share information that may be deemed by the Party providing the information to be confidential. The Parties agree that they will hold confidential and protect all information provided to them by another Party or such Party’s affiliates or Representatives, except that the obligations contained in this Section 7.6(a) shall not in any way restrict the rights of any Party or person to use information that (i) was known to such Party prior to the disclosure by the other Party; (ii) is or becomes generally available to the public other than by breach of this Agreement; or (iii) otherwise becomes lawfully available to a Party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the Party providing such information. If a Party is requested or required by a governmental authority or agency (by oral questions, interrogatories, requests for information or documents, subpoena, civil/criminal investigative demand or similar process) to disclose any information supplied by an unaffiliated Party, then the requested Party will provide such affected Party with prompt notice of such request(s) so that the affected Party may seek an appropriate protective order and/or waive the requested Party’s compliance with this Section 7.6(a) as to the requested information. It is further agreed that if in the absence of a protective order or the receipt of a waiver hereunder and the requested Party is nonetheless, in the opinion of its legal counsel and despite the requested Party’s best efforts, compelled to disclose any such information to a tribunal or else stand liable for contempt or suffer other censure or penalty, then the requested Party may disclose such information without Liability hereunder, provided that the disclosure is limited to that which is necessary to avoid the sanctions herein described. If this Agreement is terminated prior to the Closing, each Party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of an unaffiliated Party to this Agreement. The provisions of this Section 7.6 shall survive termination of this Agreement for any reason whatsoever and, without limiting the remedies of any Party hereto in the event of any breach of this Section 7.6(a), each Party hereto will be entitled to seek injunctive relief against another Party in the event of a breach or threatened breach of this Section 7.6(a).

(b) East Alabama shall use its commercially reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons that were considering an Acquisition Proposal with respect to East Alabama or any East Alabama Company to preserve the confidentiality of the information relating to East Alabama provided to such Persons and their affiliates and Representatives.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of SSB and East Alabama to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the reasonable discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

8.1 Approval by Shareholders. At each of the SSB Shareholders Meeting and the East Alabama Shareholders Meeting, this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding securities as is required by applicable Law and articles of incorporation and bylaws.

8.2 Regulatory Authority Approval.

(a) Orders, Consents and approvals, in form and substance reasonably satisfactory to SSB and East Alabama, shall have been entered by the Board of Governors of the Federal Reserve System, the FDIC and the ASBD and other appropriate Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the Subsidiary Bank Merger, and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the board of directors of SSB or the board of directors of East Alabama would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of SSB or the board of directors of East Alabama would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF EAST ALABAMA

The obligations of East Alabama to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as East Alabama may waive such conditions in writing:

9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of East Alabama, all representations and warranties of SSB contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and SSB shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

9.2 Adverse Changes. Subject to the SSB Disclosure Letter, there shall have been no changes after the date of the most recent balance sheet provided under Section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of SSB which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of SSB which would impair the rights of East Alabama or its shareholders pursuant to this Agreement.

9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, East Alabama shall have received a certificate from the CEO, President or a Vice President and from the Secretary or Assistant Secretary of SSB dated as of the Closing certifying that:

(a) the board of directors of SSB has duly adopted resolutions approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) each person executing this Agreement on behalf of SSB is an officer of SSB holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(c) the articles of incorporation and bylaws of SSB remain in full force and effect and have not been amended or modified since the date of this Agreement except in accordance with this Agreement;

(d) such persons have no Knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting SSB or the business, prospects, condition (financial or otherwise), or Assets of SSB which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

(e) to such persons’ Knowledge, the Proxy Statement delivered to East Alabama’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such Persons need not express a statement as to information concerning or provided by East Alabama for inclusion in such Proxy Statement);

(f) SSB is in compliance with the conditions set forth in Sections 9.1 and 9.2 above; and

(g) the shareholders and board of directors of SSB and Southern States Bank have duly adopted resolutions approving the Merger and the transactions contemplated by this Agreement, including but not limited to increasing the size of the board of directors to the extent required by SSB’s articles of incorporation or bylaws or applicable law in order to add the New SSB Directors, and such resolutions have not been amended and are in full force and effect.

9.4 Fairness Opinion. East Alabama shall have received from FIG Partners, LLC prior to the approval of the Merger by the board of directors of East Alabama a letter setting forth its opinion that the Merger Consideration to be received by the shareholders of East Alabama under the terms of this Agreement is fair to them from a financial point of view, and such opinion shall not have been withdrawn or materially modified as of the Effective Date.

9.5 Other Matters. There shall have been furnished to such counsel for East Alabama certified copies of such corporate records of SSB and copies of such other documents as such counsel may reasonably have requested for such purpose, including certificates of existence and good standing of SSB and each Subsidiary of SSB issued by the appropriate governmental Agency dated within 15 days of the Effective Date.

9.6 Material Events. There shall have been no determination by the board of directors of East Alabama that the transactions contemplated by this Agreement have become impractical because of any state of war or declaration of a banking moratorium in the United States.

9.7 No Superior Proposal. East Alabama shall not have received or accepted a Superior Proposal.

9.8 Support Agreements. Prior to East Alabama’s notice of the East Alabama Shareholders Meeting, East Alabama shall have received support agreements from SSB directors and certain principal shareholders owning 5 percent or more of SSB’s outstanding voting common stock substantially similar to the support agreement at Exhibit D.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF SSB

The obligations of SSB to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as SSB may waive such conditions in writing:

10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of SSB, all representations and warranties of East Alabama contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and East Alabama shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

10.2 Adverse Changes. Subject to the East Alabama Disclosure Letter, there shall have been no changes after the date of the most recent balance sheet provided under Section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of East Alabama which constitute a Material Adverse Effect, nor shall there have been any material changes in the laws governing the business of East Alabama which would impair SSB’s rights pursuant to this Agreement.

10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, SSB shall have received a certificate from East Alabama executed by the CEO, President, or Vice President and from the Secretary or Assistant Secretary of East Alabama dated as of the Closing certifying that:

(a) the board of directors of East Alabama has duly adopted resolutions approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) the shareholders of East Alabama have duly adopted resolutions approving the Merger and such resolutions have not been amended or modified and remain in full force and effect;

(c) each person executing this Agreement on behalf of East Alabama is an officer of East Alabama holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(d) the articles of incorporation and bylaws of East Alabama and Small Town Bank remain in full force and effect and have not been amended or modified since the date of this Agreement;

(e) to such persons’ Knowledge, the Proxy Statement delivered to East Alabama’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by East Alabama for inclusion in such Proxy Statement); and

(f) East Alabama is in compliance with the conditions of Sections 10.1 and 10.2 above.

10.4 Other Matters. There shall have been furnished to counsel for SSB certified copies of such corporate records of East Alabama and copies of such other documents as such counsel may reasonably have requested for such purpose, including certificates of existence and good standing of East Alabama and each East Alabama Subsidiary issued by the appropriate governmental Agency and dated within 15 days of the Effective Date.

10.5 Dissenters. The number of shares as to which shareholders of East Alabama or SSB have exercised dissenters’ rights of appraisal under Section 3.6 does not exceed 5 percent of the outstanding shares of common stock of East Alabama or 5% of the outstanding shares of common stock of SSB.

10.6 Material Events. There shall have been no determination by the board of directors of SSB that the transactions contemplated by this Agreement have become impractical because of any state of war or declaration of a banking moratorium in the United States.

10.7 Exemption from Registration. SSB shall have reasonably determined, in consultation with East Alabama, that the shares of SSB Common Stock to be issued in the Merger shall be exempt from registration under SEC Rule 147A.

ARTICLE 11

TERMINATION OF REPRESENTATIONS AND WARRANTIES

All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall be deemed only conditions to the Merger and shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except Sections 7.2, 7.6, 13.2(e), 13.2(f), 13.2(g), 13.3, Article 11, Article 15 and any applicable definitions of Article 14, shall survive.

Items disclosed in the Exhibits and Schedules attached hereto or in any Disclosure Letter are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

ARTICLE 12

NOTICES

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

(a) If to East Alabama:

Floyd C. Davis

c/o Lewis C. Beavers

Lawrence, See & Beavers

3133 Golf Ridge Blvd.

Suite 102

Douglasville, Georgia 30135-1995

Telephone: 770-942-5197

with copies to:

Jennifer R. McCain, Esq.

Maynard, Cooper & Gale, P.C.

1901 6th Avenue North, Suite 2400

Birmingham, Alabama 35203

Telephone: (205) 254-1210

or as may otherwise be specified by East Alabama in writing to SSB.

(b) If to SSB:

Stephen W. Whatley

615 Quintard Avenue

Anniston, Alabama 36201

Telephone: (256) 241-1092

with copies to:

Michael D. Waters, Esq.

Jones Walker LLP

420 20th Street North, Suite 1100

Birmingham, Alabama 35203

Telephone: (205) 244-5210

or as may otherwise be specified in writing by SSB to East Alabama.

ARTICLE 13

AMENDMENT OR TERMINATION

13.1 Amendment. This Agreement may be amended by the written mutual consent of SSB and East Alabama before or after approval of the transactions contemplated herein by the shareholders of East Alabama.

13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of East Alabama, as follows:

(a) by the mutual written consent of the respective boards of directors of East Alabama and SSB;

(b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 10.1 of this Agreement in the case of SSB and Section 9.1 of this Agreement in the case of East Alabama;

(c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to East Alabama or Article 10 as to SSB shall not have been satisfied in full;

(d) by the board of directors of either SSB or East Alabama if all transactions contemplated by this Agreement shall not have been consummated on or prior to November 30, 2019 if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section provided that if the only reason for failure to consummate the transactions is the lack of regulatory approval under Section 8.2, such date shall be December 31, 2019;

(e) by East Alabama, if before the East Alabama Shareholders Meeting, the board of directors of East Alabama authorizes East Alabama, subject to complying with Section 6.2(c), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, provided that, upon such termination pursuant hereto East Alabama shall pay promptly the sum of $3.0 million to SSB to reimburse SSB for its expenses, and not as damages, incurred in connection with the Agreement;

(f) by SSB, if (a) the board of directors of East Alabama shall have recommended to the shareholders of East Alabama that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than 20% of the outstanding East Alabama Common Stock, (b) the board of directors of East Alabama shall have effected a Change in the East Alabama Recommendation or recommended to the East Alabama shareholders acceptance or approval of a Superior Proposal, (c) East Alabama shall have notified SSB in writing that East Alabama is prepared to accept a Superior Proposal, or (d) the board of directors of East Alabama shall have resolved to do any of the foregoing, provided that, upon such termination pursuant hereto East Alabama shall pay promptly the sum of $3.0 million to SSB to reimburse SSB for its expenses, and not as damages, incurred in connection with the Agreement; or

(g) by the board of directors of East Alabama or SSB if the Merger and this Agreement are not approved by the shareholders of East Alabama entitled to vote, provided that East Alabama shall pay promptly the sum of $3.0 million to SSB for its expenses, and not as damages, incurred in connection with the Agreement.

(h) by SSB, if any condition set forth in Articles 8 or 10 has not been satisfied as of the Effective Date or if satisfaction of such condition is or becomes impossible (other than through failure of SSB to fully comply with its obligations hereunder) and SSB has not waived such condition; or

(i) by East Alabama, if any condition set forth in Articles 8 or 9 has not been satisfied as of the Effective Date or if satisfaction of such condition is or becomes impossible (other than through the failure of East Alabama to fully comply with its obligations hereunder) and East Alabama has not waived such condition.

13.3 Damages. In the event of termination pursuant to Section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that East Alabama and SSB shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement if the breach is the cause or basis for termination, provided that upon termination by East Alabama or SSB pursuant to Sections 13.2(e)-(g) above, East Alabama, shall promptly pay to SSB the sums set forth therein. Notwithstanding anything to the contrary, termination by East Alabama or SSB pursuant to Sections 13.2(e)-(g) above shall not entitle either Party to damages.

ARTICLE 14

DEFINITIONS

The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

ABCL	Meant the Alabama Business Corporation Law

ASBD	Means the Alabama State Banking Department

Acquisition Proposal	Shall mean, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to a, or any, tender, exchange, or cash offer to acquire 20% or more of the voting power in a Party or any of its Subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving a Party or any of its Subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in, or 20% or more of the business, revenue, net income, assets or deposits of, a Party or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

Agencies	Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the ASBD, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement	Shall mean this Agreement and Plan of Merger and the Exhibits, Schedules and Disclosure Letters delivered pursuant hereto and incorporated herein by reference.

ASBD	Means the Alabama State Banking Department.

Assets	Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any affiliate of such Person and wherever located.

Bank Merger Agreement	Shall mean the merger agreement respecting Small Town Bank and Southern States Bank set forth in Section 2.8.

Business Day	Means any day that is not a Saturday or Sunday or a day on which the offices of Southern States Bank are authorized or required by Law or executive order to be closed.

Change in the East Alabama Recommendation	Has the meaning set forth in Section 6.2(b).

Change in the SSB Recommendation	Has the meaning set forth in Section 6.1(g).

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

COBRA	Means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

Code	The Internal Revenue Code of 1986, as amended.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract	Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Covered Parties	Has the meaning set forth in Section 6.1(e)(ii).

Default	Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

Disqualification	Shall mean the occurrence of any of the following events: (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the Resulting Corporation or the Resulting Bank board of directors, (ii) the director or nominee shall have been convicted of or is subject to an indictment regarding any felony, (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer, director or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days, (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws, or (v) the director or nominee shall have resigned or retired from the board of directors of the Resulting Corporation or the Resulting Bank, as applicable.

East Alabama	East Alabama Financial Group, Inc., an Alabama corporation, with its principal office in Wedowee, Alabama.

East Alabama Common Stock	Shares of common stock, par value $.01 per share, of East Alabama.

East Alabama Company	Shall mean East Alabama, Small Town Bank, any Subsidiary of East Alabama or Small Town Bank, or any Person or entity acquired as a Subsidiary of East Alabama or Small Town Bank in the future and owned by East Alabama or Small Town Bank at the Effective Date.

East Alabama Disclosure Letter	Has the meaning set forth in Article 5.

East Alabama Plans	Has the meaning set forth in Section 5.16(a).

East Alabama Recommendation	Has the meaning set forth in Section 6.2(b).

Effective Date	Means the date and time at which the Merger becomes effective as defined in Section 2.7 hereof.

Eligible Shareholder	Has the meaning set forth in Section 3.1.

Environmental Laws	Means the laws, regulations and governmental requirements referred to in Section 4.21(g) hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exchange Act	Shall mean the Securities Exchange Act of 1934, as amended.

Exchange Shares	Has the meaning set forth in Section 3.1(a).

Exhibits	Shall mean the Exhibits attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FDIC	Means the Federal Deposit Insurance Corporation.

GAAP	Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Hazardous Substance	Has the meaning set forth in Section 4.21(h).

Indemnified Parties	Has the meaning set forth in Section 6.1(e).

Integration Period	Has the meaning set forth in Section 6.1(d).

Intellectual Property	Shall mean copyrights, patents, trademarks, service marks, service names, domain names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

IRS	United States Internal Revenue Service.

Knowledge	Means the actual knowledge of the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit (or Lending) Officer, General Counsel or any Executive Vice President of SSB

or Southern States Bank, as applicable, in the case of knowledge of SSB, or of East Alabama or Small Town Bank, as applicable, in the case of knowledge of East Alabama.

Law	Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability	Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien	Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation	Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loss	Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Material	For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect	(a) On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

(b) No representation or warranty of any Party hereto contained in Article 4 or Article 5 (other than the representations and warranties in (i) Section 4.1/Section 5.1 (Organization), Section 4.4/Section 5.11 (No Conflict with Other Instrument), and Section 4.2/Section 5.2 (Capital Stock), which shall be true and correct in all material respects, and (ii) Section 4.5/Section 5.5 (Absence of Material Adverse Effect), which shall be true and correct in all respects) shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article 4 or Article 5, has had or is reasonably likely to have a Material Adverse Effect on such Party.

Maximum Cash Consideration	Has the meaning set forth in Section 3.1(c).

Merger	The merger of East Alabama with SSB as contemplated in this Agreement.

Merger Consideration	Has the meaning set forth in Section 3.1 hereof, subject to adjustment as provided in Section 3.4.

New SSB Directors	Has the meaning set forth in Section 6.1(f) hereof.

Order	Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Shall mean East Alabama or SSB, and “Parties” shall mean both East Alabama and SSB.

PBGC	Shall mean the Pension Benefit Guaranty Corporation.

Permit	Any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Per Share Cash Consideration	Has the meaning set forth in Section 3.1(a).

Person	A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement	The proxy statement used either by East Alabama or SSB, as the context requires to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

Regulation O	Means Regulation O of the Board of Governors of the Federal Reserve System.

Representatives	Shall have the meaning set forth in Section 6.2(c)(i).

Resulting Bank	Shall have the meaning set forth in Section 2.8.

Resulting Corporation	Has the meaning set forth in Section 2.1.

SEC	United States Securities and Exchange Commission.

SSB Common Stock	Has the meaning set forth in Section 4.2(a).

SSB Company	Shall mean SSB, Southern States Bank, any Subsidiary of SSB or Southern States Bank, or any Person or entity acquired as a Subsidiary of SSB or Southern States Bank in the future and owned by SSB or Southern States Bank at the Effective Date.

SSB Disclosure Letter	Has the meaning set forth in Article 4.

SSB Nonvoting Common Stock	Has the meaning set forth in Section 4.2(a).

SSB Recommendation	Has the meaning set forth in Section 6.1(g) hereof.

Shareholders Meeting	The special meeting of shareholders of either East Alabama or SSB, as the context requires, called to approve this Agreement.

Small Town Bank	Small Town Bank, an Alabama banking corporation with its principal office in Wedowee, Alabama.

Southern States Bancshares	Southern States Bancshares, Inc., an Alabama corporation with its principal offices in Anniston, Alabama.

Southern States Disclosure Letter	Has the meaning set forth in Article 4.

Subsidiaries	Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent;

provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Subsidiary Bank Merger	The merger of Small Town Bank with Southern States Bank as set forth in Section 2.8.

Superior Proposal	Means any unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the East Alabama board of directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) if consummated would be more favorable to the shareholders of East Alabama from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by SSB in response to such proposal pursuant to Section 6.2(c) or otherwise) and (ii) if accepted, is reasonably likely to be completed on the terms proposed.

Tax or Taxes	Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

Technology Systems	Means electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property.

ARTICLE 15

MISCELLANEOUS

15.1 Expenses.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. Each Party shall pay the expenses of the printing and mailing of its own Proxy Statement.

(b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

15.3 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.

15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-

breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

15.10 Attorneys’ Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

15.13 Entire Contract. This Agreement and the documents and instruments referred to herein, constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, East Alabama and SSB have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SOUTHERN STATES BANCSHARES, INC.

BY:	/s/ Stephen W. Whatley
Name: Stephen W. Whatley
Its: Chairman, President and Chief Executive Officer

EAST ALABAMA FINANCIAL GROUP, INC.

BY:	/s/ Floyd C. Davis
Name: Floyd C. Davis
Its: Chairman

Exhibit A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Plan”) is made and entered into as of                 , 2019 by and between Southern States Bank, an Alabama banking corporation, and Small Town Bank, an Alabama banking corporation, in order to provide for the merger of Small Town Bank with and into Southern States Bank under the charter of Southern States Bank (the “Merger”).

PREAMBLE

A majority of the respective Boards of Directors of Small Town Bank and Southern States Bank has approved this Plan and has authorized its execution and consummation.

AGREEMENT

In consideration of the premises and of the covenants contained herein, Small Town Bank and Southern States Bank hereby make, adopt and approve this Plan and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect, as follows:

1. The Merger. Small Town Bank shall be merged with and into Southern States Bank under the articles of incorporation and charter of Southern States Bank pursuant to the provisions of, and with the effects provided in the Alabama Banking Code and the Alabama Business Corporation Law. Southern States Bank shall be the survivor of the Merger, and is hereinafter referred to as the “Continuing Bank” when reference is made to Southern States Bank as of the Effective date of the Merger or thereafter.

2. Effective Date of the Merger. Subject to the terms and conditions of this Plan, and upon satisfaction of all legal requirements, the Merger shall become effective on the date and time (the “Effective Date”) specified by Southern States Bank by filing appropriate articles of merger pursuant to Alabama law.

3. The Continuing Bank.

(a) On the Effective Date, the name of the Continuing Bank shall be “Southern States Bank;” the articles of incorporation and bylaws of the Continuing Bank shall be the same as Southern States Bank’s existing articles of incorporation and bylaws; the Continuing Bank’s main office shall be the main office of Southern States Bank; and all offices, branches, agencies and facilities of Southern States Bank and Small Town Bank which were in lawful operation or whose establishment had been approved at the Merger’s Effective Date shall be retained and operated or established and operated as offices, branches, agencies and facilities of the Continuing Bank.

(b) On the Effective Date, all assets, rights, franchises and interests of Small Town Bank and Southern States Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Continuing Bank by virtue of the Merger without any deed or other instrument of transfer to the Continuing Bank, and without any order or other action on the part of any court or otherwise; and the Continuing Bank shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Southern States and Small Town Bank, respectively, immediately prior to the Effective Date.

(c) On the Effective Date, the Continuing Bank shall be liable for all liabilities of Small Town Bank and Southern States Bank, and all deposits, debts, liabilities, obligations and contracts of Small Town Bank and Southern States Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against in the balance sheets, books of account or records of Small Town Bank or Southern States Bank, as the case may be, shall be those of the Continuing Bank, and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either Small Town Bank or Southern States Bank shall be preserved unimpaired.

4. Capital Stock.

(a) On the Effective Date, all shares of Southern States Bank common stock shall continue to be issued and outstanding shares, and all shares of Small Town Bank common stock issued and outstanding immediately prior to the Effective Date shall, ipso facto, without any action on the part of any holder thereof, or any other party, be canceled. All of the shares of issued and outstanding Continuing Bank common stock shall be allocated to and received by Southern States Bancshares, Inc.

(b) On the Effective Date, the equity capitalization of Southern States Bank existing immediately before the Effective Date shall be combined with the equity capitalization of Small Town Bank existing immediately before the Effective Date, with the effect that the Continuing Bank shall have a capital structure after the Effective Date, in the aggregate, equal to the combined capital structures of Small Town Bank and Southern States Bank existing immediately before the Effective Date subject to any adjustments as may be required by GAAP.

5. Board of Directors. On the Effective Date, the Board of Directors of the Continuing Bank shall consist of all persons who were directors of Southern States Bank immediately before the Effective Date, who shall continue to serve as directors until their successors are duly elected and qualified provided that directors will be added as provided in the Parent Agreement referenced in Section 7(e).

6. Approvals. This Plan shall be submitted to the respective shareholders of Small Town Bank and Southern States Bank for ratification and confirmation in accordance with applicable provisions of law and the respective articles of incorporation and bylaws of Small Town Bank and Southern States Bank. Small Town Bank and Southern States Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary or appropriate for consummation of the Merger and any other transactions contemplated hereby, including, without limitation, approvals of the Alabama State Banking Department and the Federal Deposit Insurance Corporation.

7. Conditions Precedent to the Merger. The Merger, and the obligations of Small Town Bank and Southern States Bank to close the Merger, are subject to the following conditions, any of which, however, may be waived, to the extent permitted by law, by consent in writing executed by Small Town Bank or Southern States Bank.

(a) This Plan, and the Merger contemplated hereby, shall have been ratified and confirmed by vote of the respective shareholders of Small Town Bank and Southern States Bank as required by law;

(b) All consents and approvals, including those of all regulatory agencies having jurisdiction, shall have been procured, and all other requirements prescribed by law and which are necessary for consummation of the Merger shall have been satisfied;

(c) The merger transaction provided for in the Agreement and Plan of Merger between Southern States Bancshares, Inc., the parent company of Southern States Banks, and East Alabama Financial Group, the parent company of Small Town Bank, dated as of the date of this Agreement (the “Parent Agreement”) shall have been consummated in accordance with the Parent Agreement.

8. Termination. If the Parent Agreement shall have been terminated then this Plan may be terminated and abandoned by Small Town Bank or Southern States Bank at any time before the Effective Date of the Merger, either before or after the shareholders’ vote, by giving written notice of such termination or abandonment to the other parties, such notice to be authorized or approved by a resolution adopted by the Board of Directors of the party giving the notice.

Upon termination by written notice as provided in this Section, this Plan shall be void and of no further force and effect, and there shall be no liability for such termination by reason of this Plan on the part of any party hereto, or the directors, officers, employees, agents, or shareholders of any of them.

9. Counterparts. This Plan may be executed in one or more identical counterparts, each of which when executed and delivered by the parties hereto shall be an original, but all of which together shall constitute a single agreement.

10. Amendment. Small Town Bank and Southern States Bank, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Plan in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by the respective shareholders of Small Town Bank and Southern States Bank.

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IN WITNESS WHEREOF, Small Town Bank and Southern States Bank have caused this Plan to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

SOUTHERN STATES BANK

BY:
Stephen W. Whatley
Chairman, President and Chief Executive Officer

SMALL TOWN BANK

BY:

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